UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
____________________________

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VEEVA SYSTEMS INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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Veeva Systems Inc.
4280 Hacienda Drive
Pleasanton, CA 94588
SUPPLEMENTAL MATERIAL TO OUR PROXY STATEMENT
FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 12, 2024
June 3, 2024

Dear Shareholders,
We are writing to you regarding the 2024 Annual Meeting of Shareholders of Veeva Systems Inc. (“Veeva” or the “Company”) scheduled for June 12, 2024. As noted in our proxy statement, our board of directors (“Board”) unanimously recommend a vote “FOR” the election of each director nominee at our annual meeting.
Institutional Shareholder Services (“ISS”), in a recently issued report regarding the election of directors at our annual meeting, recommended shareholders vote against the re-election of our director nominees Paul Sekhri, based on overboarding, and Matt Wallach, based on its contention that Mr. Wallach is not independent.
We strongly and respectfully disagree with ISS’ recommendations with respect to the re-election of Mr. Sekhri and Mr. Wallach and have prepared this supplement to augment our 2024 proxy disclosures and further support the re-election of Mr. Sekhri and Mr. Wallach.
Re-election of Mr. Sekhri

The Board, when undertaking its annual review of our overboarding policy, determined that Mr. Sekhri’s continued service on the Board is appropriate and in the best interest of the Company.

Mr. Sekhri possesses valuable experience, perspective, and skills that make him a critical member of the Board. His extensive experience as an executive and public company board member in the life sciences industry gives him a deep understanding of and unique insight into emerging biotech companies, which represent an important market for Veeva. In addition, he has served as an important contributing member of the Nominating and Governance Committee, in which he has played an instrumental role in the recruitment of new board members in recent years.

Mr. Sekhri is an effective and engaged director who has attended each of the Company’s Board and Nominating and Governance Committee meetings in fiscal year 2024. The other three public companies on whose boards he currently sits are small-capitalization clinical stage biotechs, which are less operationally demanding than a company like Veeva.

Furthermore, Mr. Sekhri provides a diverse perspective and identifies as a member of an underrepresented community. The removal of Mr. Sekhri would serve to decrease, rather than enhance, contributions toward the diversity of viewpoints represented on the Board.
The Board therefore recommends re-election of Mr. Sekhri.
Re-election of Mr. Wallach
Contrary to ISS’s position, Mr. Wallach is in fact an independent director under the NYSE’s listing standards, including for the purpose of serving on our Nominating and Governance Committee. While Mr. Wallach is a co-founder of Veeva, he has not been an employee of the Company since June 2019. Based on this and other important factors, our Board has determined that Mr. Wallach is an independent director.
Further, Mr. Wallach’s deep knowledge of Veeva, coupled with his life sciences technology expertise and deep knowledge of and relationships with our customers, makes him an important contributor to our Board’s leadership on strategy, risk management, and governance. As a member of our Nominating and Governance Committee, moreover, his executive experience and familiarity with Veeva’s business, markets, and customers make him uniquely qualified to identify and evaluate director candidates, including their ability to fulfill their fiduciary duties as directors of a Public Benefit Corporation in weighing the interests of our stakeholders.
The Board therefore recommends the re-election of Mr. Wallach.
***
In light of the additional disclosures provided herein, we hope that ISS will reconsider its recommendations, and that our shareholders will vote “for” Mr. Sekhri and Mr. Wallach.
Regards,
Josh Faddis

SVP, General Counsel and Corporate Secretary
FOR THESE REASONS, WE URGE OUR SHAREHOLDERS
TO VOTE “FOR” ALL DIRECTOR NOMINEES.